September 27, 2011

SLM Funding, LLC

2001 Edmund Halley Drive

Reston, Virginia 20191

Re:	SLM Funding LLC
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to SLM Funding LLC (the “Company”), in connection with the registration statement on Form S-3 (File No. 333-166301), initially filed on April 26, 2010, as subsequently amended (the “Registration Statement”) relating to the proposed offering from time to time by one or more trusts (each, a “Trust”) in one or more series (each, a “Series”) of Asset Backed Notes (the “Notes”). The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). As set forth in the Registration Statement, each Series of Notes is to be issued under and pursuant to the conditions of an amended and restated trust agreement, a servicing agreement, an indenture and an administration agreement (each, an “Agreement”) among the Company, an indenture trustee (the “Indenture Trustee”), an owner or eligible lender trustee, as applicable (each, the “Trustee”) and one or more other entities, each to be identified in the prospectus supplement for such Series of Notes.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that when the Notes of each Series have been duly executed, authenticated and delivered in accordance with the Indenture, and sold in the manner described in the Registration Statement, any amendment thereto and the prospectus and prospectus supplement relating thereto, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Trust, and the holders of the Notes of such Series will be entitled to the benefits of such Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SLM Funding, LLC

September 27, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP